VIA EDGAR

February 17, 2017

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Attention: File Room

Re:	Cambria ETF Trust (File Nos. 811-22704)
       Amended Form N-SAR Filing

Ladies and Gentlemen:

On behalf of Cambria ETF Trust (the Trust), we are filing an amended Form N-SAR, under the Investment
Company Act of 1940 and Rule 30b1-1 thereunder, for the reporting period ended April 30, 2016, to revise and replace incorrect and incomplete disclosure related to Sub-Item 77K of Form N-SAR. The information describing the Trusts change in auditor, filed as Exhibit 77K, has been replaced in its entirety, and the former accountants letter, as required by Item 304(a)(3) of Regulation S-K, is now filed with the amended N-SAR.
Please do not hesitate to contact me at 202.373.6799 should you have any questions.

Very truly yours,

/s/ W. John McGuire
W. John McGuire

Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, DC  20004
United States


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